Exhibit 99.1

Kopin Corporation versus Blue Radios Inc. Update

Westborough, Mass., April 23, 2024 – On Monday, April 22, 2024, a jury verdict was entered in the U.S. District Court for the District of Colorado finding for the plaintiff, BlueRadios, Inc. and awarding approximately $5.1 million in damages as well as recommending $19.7 million in disgorgement and exemplary damages. The Court will take that recommendation under advisement and will rule on the final number after briefing on the issues in the matter of BlueRadios, Inc. v. Kopin Corporation, Inc.

“We are very disappointed in the outcome and do not believe the findings were justified by the facts presented,” said Michael Murray Kopin’s Chief Executive Officer. “We are reviewing our options at this time, including an appeal of any judgment that is ultimately entered by the Court.”

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small Active-Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com.

Contact:

Richard Sneider, 508-870-5959

Treasurer and Chief Financial Officer

Richard_Sneider@kopin.com

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect our options including an appeal of any judgment. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 30, 2023, or as updated from time to time our Securities and Exchange Commission filings.